Exhibit (a)(1)(ii)

CONSENT AND LETTER OF TRANSMITTAL

To Tender and to Give Consents in Respect of Any and All of the Outstanding

7 3⁄4% Convertible Secured PIK Notes due 2019

(CUSIP No. 205768 AM6)

and

9 1⁄2% Convertible Secured PIK Notes due 2020

(CUSIP No. 205768 AN4)

of

COMSTOCK RESOURCES, INC.

Pursuant to the Offer to Purchase and Consent Solicitation, dated April 2, 2018

THE TENDER OFFER (AS DEFINED HEREIN) WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON APRIL 27, 2018, UNLESS EXTENDED BY US IN OUR SOLE DISCRETION (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). WE ARE CONCURRENTLY SOLICITING CONSENTS (THE “CONSENTS”) FROM HOLDERS OF THE NOTES (THE “HOLDERS”) TO AMEND THE INDENTURES GOVERNING THE NOTES TO MAKE CERTAIN CHANGES TO THE CONVERSION FEATURES AND REDEMPTION PROVISIONS OF THE NOTES, AS FURTHER DISCUSSED HEREIN (THE “CONSENT SOLICITATION”). IF YOU VALIDLY TENDER YOUR NOTES PURSUANT TO THE TENDER OFFER, YOU MUST ALSO VALIDLY TENDER CONSENTS RELATED TO SUCH NOTES. THERE IS NO OPTION TO TENDER NOTES WITHOUT DELIVERING THE RELATED CONSENTS. HOLDERS WHO TENDER THEIR NOTES WILL ALSO BE AGREEING TO CONVERT A PORTION OF SUCH NOTES INTO CONVERSION SHARES (AS DEFINED IN THE OFFER TO PURCHASE (AS DEFINED HEREIN)). VALIDLY TENDERED NOTES MAY BE VALIDLY WITHDRAWN AND THE RELATED CONSENTS MAY BE VALIDLY REVOKED AT ANY TIME PRIOR TO THE EXPIRATION DATE (SUCH TIME AND DATE, THE “WITHDRAWAL TIME”), BUT NOT THEREAFTER. THE TENDER OFFER IS SUBJECT TO THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS, INCLUDING THE TRANSACTION CONDITIONS AND GENERAL CONDITIONS (EACH AS DEFINED IN THE OFFER TO PURCHASE) DESCRIBED UNDER “CONDITIONS TO CONSUMMATION OF THE TENDER OFFER” IN THE OFFER TO PURCHASE.

UPON RECEIPT OF THE REQUISITE CONSENTS, AFTER THE EXPIRATION DATE, THE COMPANY INTENDS TO EFFECT THE EXECUTION OF THE SUPPLEMENTAL INDENTURES. THE SUPPLEMENTAL INDENTURES WILL BECOME EFFECTIVE ON THE SETTLEMENT DATE AFTER THE COMPANY DEPOSITS THE AMOUNT OF CASH NECESSARY TO PAY EACH TENDERING HOLDER THE CASH CONSIDERATION (AS DEFINED IN THE OFFER TO PURCHASE) IN RESPECT OF ANY NOTES TENDERED AND ACCEPTED BY THE COMPANY FOR PAYMENT AND, UPON EFFECTIVENESS, WILL BE BINDING ON THE HOLDERS OF SUCH NOTES AND ANY SUBSEQUENT HOLDER OF SUCH NOTES.

HOLDERS THAT DESIRE TO PARTICIPATE IN THE TENDER OFFER MUST CAUSE AN AGENT’S MESSAGE TO BE RECEIVED BY THE DEPOSITARY AND INFORMATION AGENT PRIOR TO THE EXPIRATION DATE.

The Depositary and Information Agent for the Tender Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (877) 732-3619

All terms used herein and not defined herein have the respective meanings ascribed to them in the Offer to Purchase and Consent Solicitation, dated April 2, 2018, of Comstock Resources, Inc. (the “Offer to Purchase”).

The instructions contained herein and elsewhere in the Offer to Purchase should be read carefully before this consent and letter of transmittal is completed.

This consent and letter of transmittal is to be used by holders of the series of our debt securities listed in the heading of this consent and letter of transmittal. Tender of the Notes and delivery of consents is to be made according to the Automated Tender Offer Program (“ATOP”) of DTC pursuant to the procedures set forth in the Offer to Purchase under the caption “Procedures for Tendering Notes and Delivering Consents.” DTC participants that are accepting the Tender Offer and consenting in the Consent Solicitation must transmit their acceptance and consent to DTC, which will verify the acceptance and consent and execute a book-entry delivery to the DTC account of the Depositary and Information Agent, D.F. King & Co., Inc. DTC will then send a computer generated message known as an “agent’s message” to the Depositary and Information Agent for its acceptance. For you to validly tender your Notes in the Tender Offer (thereby delivering the related Consents), the Depositary and Information Agent must receive and confirm, prior to the Expiration Date, an agent’s message under the ATOP procedures that affirms that:

•	DTC has received your instructions to tender your Notes and deliver your consents to the Proposed Amendments; and

•	you agree to be bound by the terms of this consent and letter of transmittal.

By using the ATOP procedures to tender outstanding Notes, you will not be required to deliver this consent and letter of transmittal to the Depositary and Information Agent. However, you will be bound by its terms just as if you had signed and submitted it.

We will pay for Notes that we have accepted for purchase by wiring to DTC on the Settlement Date funds sufficient to pay the full amount of the Cash Consideration that we then owe to the Holders. All accrued and unpaid interest on Accepted Notes, if any, up to, but not including, the Settlement Date will be added to the principal amount of the Accepted Notes (“Additional Notes”). Additional Notes will be treated as if tendered in connection with the Tender Offer and will be entitled to receive the same consideration as the Accepted Notes. The Conversion Shares required to be delivered upon conversion of Notes accepted for payment shall be delivered by the Company to the Holder of such Note in accordance with DTC’s customary practices. We will not be responsible for any mistakes or delays made by DTC or any of its participants in distributing the Cash Consideration or the Conversion Shares and no additional interest will be payable because of any such mistake or delay.

In the event that the Tender Offer is terminated or otherwise not completed, you will not receive cash (or Shares) in respect of any of your Notes that have been tendered in response to the Tender Offer, even if you have validly tendered the Notes. Any Notes that are validly tendered but not purchased by us will be returned, at our expense, through the facilities of DTC, to you by book-entry transfer.

If you tender Notes in the Tender Offer, you will automatically consent to the Proposed Amendments relating to your Notes. You may not consent to the Proposed Amendments unless you participate in the Tender Offer. The Tender Offer and Consent Solicitation are being made strictly upon the terms and subject to the conditions set forth herein and elsewhere in the Offer to Purchase.

The consummation of the Tender Offer is subject to certain conditions including the Transaction Conditions and the General Conditions, all as more fully described in the Offer to Purchase under “Conditions to Consummation of the Tender Offer.”

The instructions included with this consent and letter of transmittal must be followed. Questions and requests for assistance with tendering Notes or for additional copies of the Offer to Purchase and this consent and letter of transmittal may be directed to the Depositary and Information Agent, whose address and telephone numbers appear on the second page of this consent and letter of transmittal, and questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to the Dealer Managers and Solicitation Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc., at the address and telephone numbers that appear under Instruction 8 below.

THE TENDER OFFER AND THE CONSENT SOLICITATION ARE NOT BEING MADE TO (NOR WILL TENDERS OF NOTES BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE TENDER OFFER OR THE CONSENT SOLICITATION WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

By tendering outstanding Notes in the Tender Offer, you acknowledge receipt of the Offer to Purchase (including this consent and letter of transmittal and instructions hereto), which constitutes:

•	our offer to purchase any and all of the Notes; and

•	our solicitation of consents from Holders to the Proposed Amendments.

The Tender Offer is subject to certain conditions described in the Offer to Purchase under “Conditions to Consummation of the Tender Offer.”

Upon the terms and subject to the conditions of the Tender Offer, you hereby:

•	tender to us the principal amount of Notes indicated in the applicable agent’s message;

•	agree to convert $652.50 of each $1,000 principal amount of 2019 Notes so tendered into Shares and $750.00 of each $1,000 principal amount of 2020 Notes so tendered into Shares, effective at the Settlement Date at a conversion price of $7.50 per Share, plus, in each case, cash in lieu of any fractional Shares; and

•	consent to the Proposed Amendments that are described in the Offer to Purchase under “Proposed Amendments,” and to the execution and delivery of the Supplemental Indentures to the Indentures (hereby revoking any previously submitted disapproval or abstention), in each case with respect to the aggregate principal amount of Notes so tendered.

Subject to, and effective upon, the acceptance for purchase of the principal amount of Notes tendered under this consent and letter of transmittal, you hereby tender, exchange, sell, assign and transfer to, or upon the order of, us all right, title and interest in and to the Notes that are being tendered hereby, waive any and all other rights with respect to such Notes, including, without limitation, any existing or past defaults, and release and discharge us from any and all claims you may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to such Notes or to participate in any redemption or defeasance of such Notes. You hereby irrevocably constitute and appoint the Depositary and Information Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Depositary and Information Agent also acts as our agent) with respect to such Notes, with full power of substitution (such power-of-attorney being deemed to be an irrevocable power coupled with an interest), (i) to transfer ownership of such Notes on the account books maintained by DTC to the Depositary and Information Agent or us or upon our order and (ii) to receive all benefits and otherwise exercise all rights of beneficial ownership of such Notes.

You agree and acknowledge that, by tendering Notes in the Tender Offer, you make and provide the consent, with respect to the Notes tendered hereby, to the Proposed Amendments as required by the relevant Indenture. You understand that such consent shall remain in full force and effect until such consent is validly revoked in accordance with the procedures set forth in the Offer to Purchase under “Withdrawal of Tenders; Revocation of Consents” and this consent and letter of transmittal, which procedures are hereby agreed to be applicable in lieu of any and all other procedures for revocation set forth in the Indentures, which are hereby waived. You understand that the consent provided hereby may not be revoked after the Withdrawal Time. You acknowledge that, upon receipt of the Requisite Consents, after the Expiration Date, the Company intends to effect the execution of the Supplemental Indentures. The Supplemental Indentures will become effective on the Settlement Date after the Company deposits the amount of cash necessary to pay each tendering Holder the Cash Consideration in respect of any Notes tendered and accepted by the Company for payment and, upon effectiveness, will be binding on the Holders of such Notes and any subsequent holder of such Notes.

You understand that tenders of Notes made prior to the Withdrawal Time and the related consents may be withdrawn and revoked at any time prior to the Withdrawal Time, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law. Holders of Notes may not deliver consents in the Consent Solicitation without tendering the related Notes in the Tender Offer, and may not revoke consents without withdrawing the previously tendered Notes to which such consents relate. Holders of Notes may not tender Notes in the Tender Offer without delivering consents with respect to such Notes in the Consent Solicitation, and may not withdraw Notes without revoking the consents to which such tender relates.

You understand that tenders of your Notes pursuant to the procedures described in the Offer to Purchase and in the instructions hereto and acceptance thereof by us will constitute a binding agreement between you and us upon the terms of the Tender Offer and the Consent Solicitation and subject to the conditions of the Tender Offer.

You hereby represent and warrant that you have full power and authority to tender, sell, assign and transfer the Notes tendered hereby and to give consent to the Proposed Amendments described in the Offer to Purchase, and that when such Notes are accepted for purchase by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and subject to no adverse claim or right. You will, upon request, execute and deliver any additional documents deemed by the Depositary and Information Agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered hereby or to perfect your consent.

For purposes of the Tender Offer, you understand that we will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which we have waived such defect), if, as and when we give oral (confirmed in writing) or written notice thereof to the Depositary and Information Agent.

You understand that we will not accept for purchase any Notes tendered after the Expiration Date.

All authority conferred or agreed to be conferred by this consent and letter of transmittal shall survive your death or incapacity, and your obligations under this consent and letter of transmittal shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

You understand that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary and Information Agent, until receipt and confirmation of an “agent’s message.”

You understand that all questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Notes and deliveries and revocations of consents will be determined by us, in our sole discretion, which determination shall be final and binding.

Very truly yours,

Comstock Resources, Inc.

INSTRUCTIONS

Forming Part of the Terms and Conditions

of the Tender Offer and the Consent Solicitation

1.    Book-Entry Confirmations; Consideration; Withdrawal of Tenders. To be eligible to receive the Cash Consideration on the Settlement Date for the tender of Notes in the Tender Offer and the Conversion Shares in connection with the Conversion Agreement, a confirmation of any book-entry transfer into the account of Depositary and Information Agent at DTC through the ATOP of Notes tendered electronically must be received (and not validly withdrawn) by the Depositary and Information Agent prior to the Expiration Date. Valid tenders of Notes in the Tender Offer made prior to the Expiration Date will be accepted in accordance with the procedures described in the preceding sentence or otherwise in compliance with this consent and letter of transmittal. You are solely responsible for ensuring that your Notes are validly tendered in the Tender Offer. It is suggested that holders tender their Notes sufficiently in advance of the Expiration Date to permit delivery by DTC of the agent’s message to the Depositary and Information Agent prior to such time. The delivery will be deemed made when the agent’s message is actually received and confirmed by the Depositary and Information Agent. All accrued and unpaid interest on Accepted Notes, if any, up to, but not including, the Settlement Date will be Additional Notes, which will be treated as if tendered in connection with the Tender Offer and will be entitled to receive the same consideration as the Accepted Notes.

Holders who tender Notes in the Tender Offer will be deemed to have consented to the Proposed Amendments.

Tenders of Notes made prior to the Withdrawal Time may be withdrawn at any time before the Withdrawal Time, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law. Withdrawal of tenders of Notes may be accomplished by complying with the applicable ATOP procedures for withdrawal of tenders. The Depositary and Information Agent must receive the “request message” relating to a Holder’s withdrawal prior to the Withdrawal Time, assuming no additional withdrawal rights are so required. Withdrawal of Notes will be deemed to withdraw the related consents to the Proposed Amendments. If you withdraw Notes, you will have the right to re-tender them through the ATOP prior to the Expiration Date.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal of tenders or revocation of consents will be determined by us, in our sole discretion, which determination shall be final and binding. None of the Company, the Depositary and Information Agent, the Dealer Managers and Solicitation Agents, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of tenders or revocation of consents, or incur any liability for failure to give any such notification.

2.    Consent to Proposed Amendments; Revocation of Consent. In accordance with the Offer to Purchase, all valid tenders of Notes received by the Depositary and Information Agent prior to the Expiration Date will be counted as consents with respect to the execution and delivery of the relevant Supplemental Indenture. We, the Guarantors and the Trustee will execute each Supplemental Indenture soon after receipt of consents representing at least a majority of the outstanding principal amount of such series of Notes, excluding any Notes of such series held by Affiliates, but in no event earlier than the Withdrawal Time. To validly revoke your consent, you must withdraw your tender of Notes prior to the Withdrawal Time by following the withdrawal procedures described above in Instruction 1. In addition, if you tender Notes in the Tender Offer and we do not purchase such Notes, your consent will also be deemed to be revoked.

3.    Partial Tenders and Consents. Notes may be tendered and consents may be delivered only in principal amounts equal to minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. No alternative, conditional or contingent tenders will be accepted. The entire principal amount of Notes set forth in a participant’s DTC account will be deemed to have been tendered, and a related consent in respect thereof given, unless otherwise indicated. If the entire principal amount of all Notes is not tendered or not accepted for purchase

(and the related consent in respect thereof not given), Notes representing such untendered amount (or in respect of which a consent is not given) will be returned by credit to the participant’s account at DTC promptly after the Notes are accepted for purchase.

4.    Transfer Taxes. We will pay all transfer taxes applicable to the tender and transfer of Notes pursuant to the Tender Offer, except in the case of deliveries of Notes for principal amounts not tendered or not accepted for purchase that are registered in the name of any person other than the registered or acting Holder of outstanding Notes tendered thereby.

5.    Irregularities. All questions as to the validity (including time of receipt) and acceptance of tenders of Notes and deliveries of consents will be determined by us, in our sole discretion, which determination shall be final and binding. Alternative, conditional or contingent tenders or consents will not be considered valid. We reserve the absolute right to reject any or all tenders and consents in respect of the Notes the acceptance of which would, in our opinion, be unlawful. We also reserve the right, in our sole discretion, to waive any defects, irregularities or conditions of tender as to particular Notes or of delivery as to particular consents. Our interpretation of the terms and conditions of the Tender Offer and the Consent Solicitation (including the instructions in this consent and letter of transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Notes or deliveries of consents must be cured within such time as we determine, unless waived by us. Valid tenders of Notes shall not have been deemed to have been made until all defects or irregularities have been waived by us or cured. All tendering Holders, by tender of Notes in the Tender Offer, waive any right to receive notice of the acceptance of their Notes for purchase or of the effectiveness of the Proposed Amendments relating to such Notes. Neither we, the Dealer Managers and Solicitation Agents, the Depositary and Information Agent, the Trustee nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes or deliveries of consents, or will incur any liability to Holders for failure to give any such notice.

6.    Waiver of Conditions. While we have no current plans or arrangements to do so, we expressly reserve the absolute right, in our sole discretion, to amend or waive any of the conditions of the Tender Offer in the case of any Notes tendered, in whole or in part, at any time and from time to time. In the case of an amendment to a condition of the Tender Offer, we will give Holders notice of such amendment as may be required by applicable law.

7.    Information Reporting and Backup Withholding. Payments made to Holders may be subject to information reporting and backup withholding of U.S. federal income tax, currently at a rate of 24%. Certain holders are not subject to these information reporting and backup withholding requirements. To avoid backup withholding, a Holder who is a U.S. person for U.S. federal income tax purposes (a “U.S. Holder”) and that does not otherwise establish an exemption should complete and return an IRS Form W-9 certifying that the U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct, and that the U.S. Holder is not subject to backup withholding. Failure to provide the correct information on the IRS Form W-9 may subject the tendering U.S. Holder to a $50 penalty imposed by the IRS. Holders that are non-U.S. persons may be required to complete and submit an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalties of perjury, attesting to the holder’s foreign status. IRS forms may be obtained from the IRS website, www.irs.gov.

8.    Requests for Assistance or Additional Copies. Any questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to the Dealer Managers and Solicitation Agents at the location and telephone numbers set forth below, and requests for additional copies of documentation related to the Tender Offer and Consent Solicitation, requests for copies of the Indentures and any questions or requests for assistance in tendering may be directed to the Depositary and Information Agent at the location and telephone numbers set forth on the second page of this consent and letter of transmittal. Holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Tender Offer and/or the Consent Solicitation.

The Dealer Managers for the Tender Offer and the Solicitation Agents for the Consent Solicitation are:

BofA Merrill Lynch	Deutsche Bank Securities Inc.

BofA Merrill Lynch 214 North Tryon Street, 14th Floor Charlotte, North Carolina 28255 (888) 292-0070 (U.S. Toll Free) (980) 388-4813 (Collect) Attn: Debt Advisory